Exhibit 99.1

Jorge E. Ordoñez C.

Mr. Ted Crumley, Chairman of the Board of Directors

Hecla Mining Company

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, ID 83835

15 March 2007

Re: Retirement From the Hecla Mining Company Board of Directors

Dear Ted:

As commented to you, I have considered retiring from the Board of Directors of Hecla Mining Company (“Hecla”) at the end of my term in May 2007 and, therefore, not standing for re-election. As you and Phil Baker know, the only reason for this is that I have engaged in certain new enterprises to take advantage of the opportunities in mineral exploration derived from the current high metals prices; I eagerly look forward to doing this while I still have sufficient energy (not so easy at my age of almost 68 years) to do field exploration of my own which, of course, this will take a great deal of my time and most of my energy. Therefore I have been concerned that I no longer will be able to devote the time required to do justice both to my new activities and to Hecla as a board member. After great deliberation, I finally have reached a decision and have elected to retire and not stand for re-election this May after 13 very good years since 1994 on the Board. This letter is my notice to Hecla of that decision.

I want to be very clear that during my 13 years on the Board, there has never been, nor is there today, any disagreement of any sort with Hecla nor its Board nor Management; nor have I ever had, before nor today, any misgivings in any matter relating to Hecla’s operations, policies or practices. My decision is based solely on constraints on my time.

I have greatly enjoyed working with Hecla, the superb management team and the very fine directors, since I first joined the Board in 1994. Undoubtedly, Hecla and its Board have always been effective and hard working; however, I wish to express that I am especially pleased with the current Board strategy and the decided support that mineral exploration is receiving at Hecla.

I plan to continue to participate as an active director until the expiration of my term this May, and look forward to my continuing involvement until that time.

Very truly yours,

/s/   Jorge E. Ordoñez C.

CC:	Phillips S. Baker, Jr. Philip C. Wolf